Rebecca Babb

                  Lisa D. Epperly

(Licensed in NC, SC & FL)

                                                                                                                 (Licensed in NC)

_____________________________________________________________________________________________________________________

March 11, 2014

Board of Directors

Re:

Stream Flow Media, Inc.

16019 Raptor Ct.

Registration Statement on Form S-1

Charlotte, NC  28278

25,125,000 Shares of Common Stock

To the Board of Directors:

You have requested my opinion as special counsel for Stream Flow Media, Inc., a Colorado corporation ("Company") for the limited purpose of rendering this opinion in connection with the Company’s Registration Statement on Form S-1 and the Prospectus included therein (collectively, “Registration Statement”) to be filed with the Securities and Exchange Commission (“Commission”) relating to the proposed offering by the Company to the public of an aggregate of 25,000,000 newly issued shares of the Company’s Common Stock, $0.001 par value (“New Shares”), and 125,000 shares of the Company’s common stock, $0.001 par value, being offered for public sale by the Company’s selling stockholders named in the Registration Statement.

The New Shares are to be offered by the Company and the Existing Shares are to be offered by the selling stockholders on a best efforts basis without any involvement of underwriters, as described in the Registration Statement.  I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates, and written and oral statements of officers, directors, and accountants of the Company and of public officials, and other documents that I have considered necessary and appropriate for this opinion.

Based on the foregoing, I am of the opinion that: (a) the Existing Shares are validly issued, fully paid and non-assessable and (b) the New Shares, when sold pursuant to and in accordance with the Registration Statement and the documents described therein, will be validly issued, fully paid and non-assessable.

I express no opinion on the laws of any jurisdiction other than the Federal Securities Laws and the Colorado Revised Statutes, including its applicable statutory provisions, the rules and regulations underlying those provisions and the applicable judicial and regulatory determinations.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, as may be amended from time to time, and to the use of my name under the heading “Interests of Named Experts and Counsel” in the prospectus which forms a part of the Registration Statement.

Sincerely yours,

/s/ Lisa D. Epperly

Lisa D. Epperly

Managing Partner

Post Office Box 38151 | Charlotte, North Carolina 28278 | tel 252-916-8052 | fax 503-907-8052